Exhibit 99.1

                   Sky Petroleum Announces Drilling
              Operations Started on Second Mubarak Well

    Received $1.1 Million from H2 Production; More than 83K Barrels
                               Produced

    AUSTIN, Texas--(BUSINESS WIRE)--June 7, 2007--Sky Petroleum, Inc. (OTCBB:SKPI), an oil and gas exploration company, is pleased to announce that Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarak Field, has informed the company that mobilization of the Rani Woro drilling rig to the platform has been completed and the drilling operations on the K2-ST3 well have commenced.

    The well is being drilled from the existing K wellhead platform to a sub sea depth of approximately 13,500 feet into the Ilam/Mishrif oil reservoir. It will be drilled as a sidetrack of the pre-existing Mubarek K-2 well which was drilled to test the deeper Thamama gas condensate reservoir. Results are anticipated in the third quarter of 2007 after testing of the well.

    Additionally, the company has received USD 1,159,793 representing its net share of production revenue from the April 22nd, 2007 lifting. The H2 well has produced 83,692 barrels of oil as at March 31, 2007 since it went into production on May 16, 2006.

    About Sky Petroleum

    Sky Petroleum (OTCBB:SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

    Safe Harbor

    Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for drilling the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

    CONTACT: Sky Petroleum, Inc., Austin
             Michael Noonan, 512-687-3427
             mnoonan@skypete.com